EXHIBIT 99.1

Continental Materials Corporation Reports Unaudited Second Quarter Results – Four Companies Acquired

CHICAGO, Aug. 13, 2019 (GLOBE NEWSWIRE) -- Continental Materials Corporation (NYSE American; CUO) today reported a net loss of $4,836,000, or $2.82 per share for the second quarter ended June 29, 2019 compared to net income of $2,113,000 or $1.24 per share for the second quarter ended June 30, 2018.

Following a strategic review, the Company sold substantially all assets of its ready-mix concrete and Daniels sand operations in the first quarter of 2019 and acquired four new operating businesses in the second quarter of 2019. These significant changes increase the HVAC and Door segments and reduce the dependence on Construction Materials. All acquisitions were completed in the latter half of the second quarter, therefore contribution to second quarter results was limited.

Consolidated sales in the second quarter of 2019 were $25,257,000 or $300,000 (1.2%) lower than the second quarter of 2018. The decrease is primarily due to lower sales in the Construction Materials segment, down 29.0%, as one of the main operating quarries was mined out and moved to complete reclamation. The HVAC segment reported sales down 1.9% over the second quarter of the prior year. The Door segment reported a sales increase of 11.6% in the second quarter of 2019 compared to the second quarter of the previous year.

Consolidated sales in the first six months of 2019 were $47,786,000, a decrease of $1,181,000 or 2.4% compared to the first six months of 2018. The Door segment reported a sales increase of 6.1%, however, the HVAC and Construction Materials segments reported sales decreases of 3.2% and 17.7%, respectively.

The consolidated operating loss for the second quarter of 2019 was $5,419,000 compared to operating income of $1,014,000 in the second quarter of the prior year. The decreased performance is primarily attributable to increases in the HVAC segment and Corporate office selling and administrative expenses, as investments were made to stimulate future growth of the Company.

The consolidated operating loss for the first six months of 2019, before the gain from a legal settlement discussed above, was $7,824,000. The consolidated operating profit for the first half of 2018, before the write off of deferred development, was $330,000. All segments contributed to the decrease in performance.

Interest expense in the second quarter of 2019 was $102,000 compared to $167,000 in the second quarter of 2018. Interest expense includes interest on outstanding funded debt, finance charges on outstanding letters of credit, the fee on the unused revolving credit line and other recurring fees charged by the lending bank. The decrease from the prior year quarter is attributable to lower average borrowings.

Interest expense for the first six months of 2019 was $174,000 compared to $275,000 in the first six months of 2018 due to lower average borrowings combined with the fixed nature of certain bank fees and charges. Average outstanding funded debt in the first six months of 2019 was $513,000 compared to $5,779,000 in the first six months of 2018.

The Company’s effective income tax rate reflects federal and state statutory income tax rates adjusted for non-deductible expenses, tax credits and other tax items. The estimated effective income tax rate as of June 29, 2019 was 27.5% compared to a benefit of 25.0% as of June 30, 2018.

For further information, see the Company’s Form 10-Q report for the quarterly period ended June 29, 2019.

CAUTIONARY STATEMENT-- Statements in this document that are not historical facts are forward-looking statements. It is important to note that the company’s actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those suggested in the forward-looking statements is contained in the company’s Annual Report on Form 10-K for the year ended December 29, 2018 filed with the Securities and Exchange Commission, as the same may be amended from time to time. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. The future results and shareholder values of the company may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results and values are beyond the company’s ability to control or predict. Shareholders are cautioned not to put undue reliance on forward-looking statements. In addition, the company does not have any intention or obligation to update forward-looking statements after the date hereof, even if new information, future events, or other circumstances have made them incorrect or misleading. For those statements, the company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

CONTINENTAL MATERIALS CORPORATION SUMMARY OF SALES AND EARNINGS (Unaudited)

	Three Months Ended		Six Months Ended
	June 29, 2019	June 30, 2018	June 29, 2019	June 30, 2018

Sales	$25,257,000	$25,557,000	$47,786,000	$48,967,000

Operating income (loss)	(5,419,000)	1,014,000	6,957,000	(6,510,000)

Interest expense	(102,000)	(167,000)	(174,000)	(275,000)

Other income, net	206,000	43,000	368,000	86,000

Income (loss) from continuing operations before income taxes	(5,315,000)	890,000	7,151,000	(6,699,000)
Provision (benefit) for income taxes	(1,397,000)	223,000	1,969,000	(1,675,000)
Income (loss) from continuing operations	(3,918,000)	667,000	5,182,000	(5,024,000)
Income (loss) from discontinued operations net of tax	(918,000)	1,446,000	3,304,000	944,000
Net income (loss)	$(4,836,000)	$2,113,000	$8,486,000	$(4,080,000)

Basic and diluted income (loss) per share:
Income (loss) from continuing operations	$(2.28)	$0.39	$3.03	$(2.96)
Income (loss) from discontinued operations	(0.54)	0.85	1.93	0.56
Basic and diluted income (loss) per share	$(2.82)	$1.24	$4.96	$(2.40)

Average shares outstanding	1,715,000	1,698,000	1,712,000	1,697,000

CONTACT:

Paul Ainsworth
(312) 541-7222